Exhibit 10.5

PROMISSORY NOTE

October 8, 2021
$15,000,000

FOR VALUE RECEIVED, CEOcast, Inc., a New York corporation (the “Payor”), promises to pay to the order of Mullen Technologies, Inc., a California corporation (the “Holder”), the principal amount of Fifteen Million Dollars ($15,000,000) as set forth hereinafter. This Promissory Note (this “Note”) is issued that certain Warrant Purchase Agreement dated October 8, 2021 (the “Purchase Agreement”). Capitalized terms not defined herein shall have the meanings set forth in the Purchase Agreement.

1.No Interest/Maturity.

(a)                    This Note shall bear not bear interest.

(b)                    Payments of principal shall be made in 6 equal monthly installments beginning on the first business day of the calendar month after the date hereof and continuing on the corresponding day of the month of each successive one (1) month period until the Note is repaid pursuant to the terms hereof.

(c)                    Any monthly payment set forth in Section 1(b) shall be delayed and not be payable until the first business day of the next succeeding month if at such required payment date the Warrant Shares are not then subject to an effective registration statement filed with the Securities and Exchange Commission. With respect to any monthly payment which is delayed more than six months from the date hereof further to the terms of this Section 1(c), such monthly payment shall be payable on the first business day of such month if the Parent is then current in its reporting obligations under the Securities Exchange Act of 1934, as amended (the “Exchange Act”); provided however, that any such monthly payment shall be delayed and not be payable until the first business day of the next succeeding month if at such required payment date the Parent is not then current in its reporting obligations under the Exchange Act and that any such required monthly payment may not be delayed to a date more than that date which 12 months after the date hereof with any succeeding monthly payments to be made on the first business day of each calendar month thereafter.

2.Payments.

(a)All payments pursuant to this Note shall be made to the Holder, at the Holder’s address as set forth on the signature page hereto or to such other address as the Holder may designate in writing from time to time to the Company, in lawful money of the United States of America. Whenever any payment to be made shall otherwise be due on a day, which is not a business day, such payment shall be made on the immediately succeeding business day.

(b)Upon payment in full of the Principal Balance, this Note shall be surrendered to the Holder for cancellation.

3.Prepayment. The Payor may prepay any portion of the Principal Balance at any time without premium or penalty.

4.Default. The occurrence of any of the following events shall constitute an “Event of Default” hereunder: (a) the failure of the Payor to pay any amount due hereunder on its scheduled payment date which is not paid within three (3) business days of such payment date; (b) the filing by or against the Payor of a petition under any chapter of the bankruptcy laws of the United States or of any state (which, in the case of an involuntary proceeding, is not discharged within sixty (60) days after filing); (c) the making by the Payor of any assignment for the benefit of its creditors; or (d) the liquidation or dissolution of the Company.

Subject to 4(a) or 4(b), if any Event of Default shall occur and be continuing, the entire Principal Balance shall be immediately due and payable, without presentment, demand, protest or further notice of any kind, all of which are hereby expressly waived by the Payor; and (y) whether or not the actions referred to in clause (x) have been taken, exercise any or all rights and remedies available to the Holder under this Note and applicable law.

5.Presentment; Demand; Fees. The Payor hereby waives presentment, demand, protest, diligence, notice of dishonor and of nonpayment. If Holder commences any action to enforce this Note, the Payor shall pay all costs of collection, including reasonable attorneys’ fees.

6.Transfer of this Note. Neither this Note, nor any of the rights contained herein, may be transferred without the Holder’s prior written consent, which consent may be withheld in its sole discretion. Any proposed transfer of this Note without the written consent of the Holder shall be null and void.

7.Miscellaneous.

(a)Waiver and Amendment. Any provision of this Note may be amended, waived or modified only by an instrument or writing signed by the Holder and the Payor. Any amendment or waiver affected in accordance with this Section 7(a) shall be binding upon the Payor, the Holder and each permitted transferee of this Note.

(b)Governing Law. This Note shall be governed by, and construed in accordance with, the laws of the State of New York, regardless of the laws that might otherwise govern under applicable principles of conflicts of law.

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The undersigned have executed this Promissory Note as of the date set forth above.

“Payor”

CEOCAST, INC.

By:
Name:	Michael Wachs
Title:	Chief Executive Officer

“Holder”

MULLEN TECHNOLOGIES, INC.

By:
Name:	David Michery
Title:	Chief Executive Officer